Exhibit 10.1

TRANSACTION BONUS AGREEMENT

This Transaction Bonus Agreement (this “Agreement”), dated as of March 31, 2011 (the “Effective Date”), is by and between                              (the “Executive”) and Morton’s Restaurant Group, Inc. (the “Company”) (each a “Party,” and collectively, the “Parties”).

WHEREAS, the Executive is currently employed by the Company;

WHEREAS, the Company is currently exploring potential strategic alternatives, which may involve one or more transactions that could result in a Change of Control (as defined below) (a “Transaction”) pursuant to a definitive transaction agreement (a “Transaction Agreement”);

WHEREAS, the continuing efforts of the Executive are necessary to the successful performance of the ongoing operations of the Company and its subsidiaries and, should the Board of Directors of the Company (the “Board”) authorize the Company to enter into any such Transaction, would be necessary to the successful negotiation and execution of a Transaction Agreement and consummation of the transactions contemplated by any such Transaction Agreement (the “Closing”); and

WHEREAS, as an inducement to the Executive to remain employed by the Company through the Closing of any Transaction, the Company has determined that, subject to and effective upon the Closing occurring with respect to such Transaction, the Executive shall be entitled to receive a transaction bonus on the terms and conditions described herein.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1. Transaction Bonus.

(a) The Executive shall be eligible to receive a transaction bonus in cash equal to $             (the “Transaction Bonus”). Except as set forth in Section 1(b) below, the Transaction Bonus shall be subject to (i) the Executive actively supporting and working towards the execution of a Transaction Agreement and the completion of all of the requirements necessary to consummate the Transaction, as reasonably determined by the Compensation Committee of the Board, prior to the Closing, (ii) the Executive continuing to be employed in good standing by the Company from the Effective Date through the Closing and (iii) the Closing of a Transaction occurring on or prior to the first anniversary of the Effective Date (the “Outside Closing Date”). If all of the foregoing conditions are satisfied, the Transaction Bonus shall be paid to the Executive concurrently with the Closing (the “Payment Date”).

(b) If the Executive’s employment is terminated by the Company prior to a Change of Control in connection with or in anticipation of such Change of Control at the request of, or upon the initiative of, the buyer in the Transaction (an “Anticipatory Termination”), the Executive shall be entitled to, and the Company shall be required to, subject to the Executive’s execution of a general release in favor of the Company that is reasonably acceptable to the Company (the “Release”) within (30) days following such termination (which release is not revoked), pay the Executive the Transaction Bonus on the later of (i) the Payment Date or (ii) forty-five (45) days following the Executive’s termination of employment; provided that the Closing of the Transaction occurs on or prior to the Outside Closing Date. If the Executive’s employment terminates for any other reason prior to the Closing, this Agreement shall be null and void and have no further force and effect and the Executive shall have no rights hereunder.

For the purposes of this Agreement, “Change of Control” means the occurrence of the following events: (i) any Person (as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Castle Harlan, Inc. and its affiliates becomes the Beneficial Owner (as such term is used for the purposes of Rule 13d-3 and 13d-5 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities representing a majority of the combined voting power of the Company’s then outstanding securities generally entitled to vote for the election of members of the Board, (ii) any Person other than Castle Harlan, Inc. and its affiliates becomes the Beneficial Owner, directly or indirectly, of securities representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities generally entitled to vote for the election of members of the Board and Castle Harlan, Inc. and its affiliates own less than five percent (5%) of the combined voting power of the Company’s then outstanding securities generally entitled to vote for the election of members of the Board, or (iii) as a result of a cash tender offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the individuals who were members of the Board as of the Effective Date (the “Incumbent Directors”) cease to constitute at least a majority of the Board of the Company or of any successor to the Company; provided that any Person becoming a director after the Effective Date and whose election or nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director.

2. 280G Parachute Payments. Notwithstanding any other agreement between the Company and the Executive, in the event that any payment or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to Executive constitute “parachute payments” within the meaning of Section 280G of the Code (“Parachute Payments”) and would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Executive will be entitled to receive either (A) the full amount of the Parachute Payments, or (B) the maximum amount that may be provided to Executive without resulting in any portion of such Parachute Payments being subject to such Excise Tax, whichever of clauses (A) and (B), after taking into account applicable federal, state, and local taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest portion of the Parachute Payments. Any reduction of the Parachute Payments pursuant to the foregoing shall occur in the following order: (1) any cash payment under this Agreement, (2) any cash severance payable by reference to the Executive’s base salary and annual bonus; (3) any other cash amount payable to the Executive; (4) any benefit valued as a “parachute payment” (within the meaning of Section 280G of the Code); and (5) acceleration of vesting of any equity award. Any determination required under this Section 2 shall be made in writing by the independent public accountants of the Company, whose determination shall be conclusive and binding for all purposes upon the Company and the Executive. For purposes of making any calculation required by this Section 2, such accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. For the avoidance of doubt, this Section 2 hereof shall supersede Section 5.5 of that certain employment agreement between the Company and the Executive, dated as of January 25, 2011.

3. Entire Agreement. This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

4. Waiver and Amendments. This Agreement may be amended, modified, superseded, or canceled, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

5. Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois, without regard to conflicts of laws principles thereof. All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of Illinois, and the Parties irrevocably consent to such personal jurisdiction and waive all objections thereto, but do so only for the purposes of this Agreement.

6. Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A.

11. Tax Withholding. The Company shall have the right to deduct from any payment due under this Agreement, any applicable withholding taxes or other deductions required by law to be withheld with respect to such payment and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

12. Termination of Agreement. Notwithstanding anything to the contrary herein, if either (a) the Closing fails to be consummated by the Outside Closing Date or (b) the Executive’s employment terminates for any reason (other than an Anticipatory Termination) prior to the Closing, then this Agreement shall automatically terminate without any further action by the Parties hereto and this Agreement shall be null and void and have no further force and effect. Notwithstanding the foregoing, Section 2 of this Agreement shall survive the termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

MORTON’S RESTAURANT GROUP, INC.	EXECUTIVE

By:
Name:
Title: